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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT

                                       TO

                                 RESTATED BYLAWS

                                       OF

                        FIDELITY NATIONAL FINANCIAL, INC.

         The undersigned, M'Liss Jones Kane, being the Secretary of FIDELITY NATIONAL FINANCIAL, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. On December 22, 1999, the Board of Directors of the Corporation duly adopted resolutions adopting the following amendments to the Restated Bylaws of the Corporation:

         A. Effective as of the effective time of the merger of the Corporation and Chicago Title Corporation pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 1999 and amended as of October 13, 1999, by and between the Corporation and Chicago Title Corporation (the "Effective Time"),
Article III, Section 1 of the Corporation's Restated Bylaws is hereby amended in its entirety to read as follows:

                                  "ARTICLE III

                               BOARD OF DIRECTORS

         SECTION 1. General Powers; Restriction.

                  (a) Unless otherwise restricted by law, the Certificate of Incorporation or these Bylaws (including the limitation set forth in paragraph (b) of this Section 1) as to action which shall be authorized or approved by the stockholders, and subject to the duties of directors as prescribed by these Bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be controlled by, the Board of Directors. Without prejudice to such general powers, but subject to the same limitations, the directors shall have the following powers:

                  (i) To select and remove all the other officers, agents and employees of the Corporation; prescribe such powers and duties for them as may not be inconsistent with law, the Certificate of Incorporation or these Bylaws, fix their compensation and require from them security for faithful service.

                  (ii) To conduct, manage, and control the affairs and business of the Corporation and to make such rules and regulations therefor not inconsistent with law, the Certificate of Incorporation or these Bylaws, as they may deem best.



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                  (iii)    To change the principal office for the transaction of
                           the business of the Corporation from one location to another as provided in Article I, Section 2, hereof; to designate any place within or without the State of Delaware for the holding of any stockholders' meeting or meetings and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, as in their judgment they may deem best, provided such seal and such certificates shall at all times comply with the provisions of law.

                  (iv) To authorize the issue of shares of stock of the Corporation from time to time, upon such terms as may be lawful, in consideration of money paid, labor done or services actually rendered, debts or securities cancelled, or tangible or intangible property actually received or, in the case of shares issued as a dividend, against amounts transferred from surplus to stated capital.

                  (v) To borrow money and incur indebtedness for the purposes of the Corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor.

                  (vi) To adopt and put into effect such stock purchase plans and stock option plans, both of general and restricted stock option plan character, as they may deem advisable for the benefit of employees of the Corporation, and to issue stock in accordance with and pursuant to any such plan.

                  (b) Restriction. The approval of directors representing seventy five percent (75%) of the Board of Directors of the Corporation shall be required for (i) any transaction, or series of related transactions, to which the Corporation or any of its subsidiaries is to be a party, in which any member of the Board of Directors or any executive officer of the Corporation has an interest, if such transaction would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended, in a proxy statement of the Corporation for a meeting of the Corporation's stockholders, and (ii) any amendment to this paragraph (b) of this
         Section 1."


         B. Effective as of the Effective Time, Article III, Section 2(a) of the Corporation's Restated Bylaws is hereby amended in its entirety to read as follows:

         "SECTION 2.  Election of Directors.

                  (a) Number, Qualification and Term of Office. The authorized number of directors of the Corporation shall be fixed from time to time by the Board of Directors, but shall not be less than three (3) nor more than fifteen (15). The exact number of directors shall be twelve (12), and may be increased or decreased from time to time within the limits set forth herein, either by a resolution or a Bylaw provision duly adopted by a majority of the whole Board of Directors. Directors need not be stockholders."


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2.       Except as amended hereby, the Restated Bylaws of the Corporation continue in full force and effect.


         IN WITNESS WHEREOF, the has executed this certificate on this ____ day of _________________.



                                    FIDELITY NATIONAL FINANCIAL, INC.



                                    By: /s/ M'LISS JONES KANE
                                        ----------------------------------------
                                        M'Liss Jones Kane,
                                        Senior Vice President, Corporate Counsel
                                        and Secretary



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